Exhibit 99.1
TIME WARNER INC. POSTS STRONG RESULTS FOR
2009 FULL YEAR & FOURTH QUARTER, DRIVEN BY
RECORD PROFITS AT ITS STUDIO AND NETWORKS
2009 Adjusted Earnings per Share of $1.83 Versus $1.42 for 2008;
2009 Earnings per Share of $1.74 Compares to Loss per Share of $4.27 for 2008
Free Cash Flow Totals $2.9 Billion in 2009
Board Raises Regular Quarterly Dividend to $0.2125 per Share;
Stock Repurchase Program Increased to $3 Billion
NEW YORK, February 3, 2010 – Time Warner Inc. (NYSE:TWX) today reported financial results for the full year and three months ending December 31, 2009.
Chairman and Chief Executive Officer Jeff Bewkes said: “Time Warner achieved all of our goals in 2009. We posted strong growth in Adjusted EPS, despite the difficult economy. Our studio and networks achieved record profits, while investing even more in programming and production. We spun off both Time Warner Cable and AOL, enabling us to focus all our resources on creating and distributing the highest quality and most popular content. At the same time, we meaningfully strengthened our balance sheet, while returning more than $2 billion to our stockholders in dividends and share repurchases.”
Mr. Bewkes continued: “We’ll build on this foundation in 2010 by continuing to leverage our brands and scale to make the most compelling content, improve our efficiency, expand internationally and accelerate the digital transition in our businesses. To help evolve new business models that enhance our profitability and extend our brands, we’re leading such industry-wide initiatives as ‘TV Everywhere’ and a digital storefront to provide magazine and other content for portable digital devices. Reflecting our confidence going into 2010, our board voted to raise our regular quarterly dividend and authorized an increase in our stock repurchase program.”

Full-Year Company Results(a)
Full-year Revenues declined 3% from 2008 to $25.8 billion, reflecting lower revenues at the Publishing and Filmed Entertainment segments. Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) rose 9% to $5.7 billion, due to strong performances at the Networks and Filmed Entertainment segments. Operating Income was $4.5 billion, compared to an Operating Loss in 2008 of $3.0 billion, which included noncash impairment charges of $7.2 billion at the Publishing segment.
In 2009, Cash Provided by Operations from Continuing Operations reached $3.4 billion, and Free Cash Flow totaled $2.9 billion (reflecting a 50% conversion rate of Adjusted OIBDA). As of December 31, 2009, Net Debt was $10.6 billion, down $10.2 billion from $20.8 billion at the end of 2008, due primarily to the $9.3 billion special cash dividend received from Time Warner Cable Inc. on March 12, 2009, in connection with its separation from the Company, as well as the generation of Free Cash Flow.
The Company posted 2009 Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $1.83, an increase of 29% over last year’s amount. In 2009, Diluted Income per Common Share from Continuing Operations was $1.74, compared to the 2008 Diluted Loss per Common Share from Continuing Operations of $4.27.(b)
Fourth-Quarter Company Results(a)
Fourth-quarter Revenues increased 2% from the same period in 2008 to $7.3 billion, and Adjusted OIBDA climbed 35% to $1.5 billion, due mainly to growth at the Networks and Filmed Entertainment segments. Operating Income was $1.2 billion, compared to an Operating Loss in the prior year fourth quarter of $6.3 billion, including the $7.2 billion in noncash asset impairment charges.
In the fourth quarter, the Company posted Adjusted EPS of $0.55 versus $0.19 for the year-ago quarter. Diluted Income per Common Share from Continuing Operations was $0.51 for the three months ended December 31, 2009, compared to the Diluted Loss per Common Share from Continuing Operations of $5.46 for the prior year quarter.(b)
Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.
Regular Quarterly Dividend
On February 2, 2010, the Company’s board of directors increased the Company’s regular quarterly dividend by 13.3% to $0.2125 per share.
Stock Repurchase Program Update
From the announcement of the Company’s $5 billion stock repurchase program on August 1, 2007, through February 2, 2010, the Company repurchased approximately 100 million shares of common stock for approximately $4.2 billion. These amounts reflect the purchase of 17 million shares of common stock for approximately $492 million since our update in our third-quarter 2009 earnings release.
As of January 1, 2010, the Company had approximately $1.0 billion remaining on its repurchase authorization. On January 28, 2010, the Company’s board of directors increased this amount to $3.0 billion.

(a)	The Company completed the separations of Time Warner Cable Inc. on March 12, 2009, and AOL Inc. on December 9, 2009. Accordingly, the Company has presented the financial condition and results of operations of its former Cable and AOL segments as discontinued operations for all periods presented.

(b)	All common share and per common share amounts in the current and prior periods reflect the Company’s 1-for-3 reverse stock split on March 27, 2009.

Segment Performance
Presentation of Financial Information
The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:		(recast)(a)		(recast)(a)
Networks	$3,058	$2,938	$11,703	$11,154
Filmed Entertainment	3,320	3,113	11,066	11,398
Publishing	1,101	1,269	3,736	4,608
Intersegment eliminations	(159)	(159)	(720)	(644)

Total Revenues	$7,320	$7,161	$25,785	$26,516

Adjusted OIBDA(b):
Networks(c)	$878	$682	$4,019	$3,508
Filmed Entertainment	524	371	1,480	1,228
Publishing	157	124	452	779
Corporate	(78)	(71)	(295)	(315)
Intersegment eliminations(c)	35	18	35	35

Total Adjusted OIBDA	$1,516	$1,124	$5,691	$5,235

Operating Income (Loss)(b):
Networks(c)	$772	$586	$3,545	$3,118
Filmed Entertainment	436	271	1,084	823
Publishing	79	(7,097)	246	(6,624)
Corporate	(97)	(90)	(365)	(380)
Intersegment eliminations(c)	35	18	35	35

Total Operating Income (Loss)	$1,225	$(6,312)	$4,545	$(3,028)

(a)	The 2008 financial information has been recast so that the basis of presentation is consistent with that of the 2009 financial information. Refer to Note 1, “Description of Business and Basis of Presentation.”
(b)	Adjusted OIBDA and Operating Income (Loss) for the three and twelve months ended December 31, 2009 and 2008, respectively, included restructuring costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
		(recast)(a)		(recast)(a)
Networks	$(8)	$3	$(8)	$3
Filmed Entertainment	(20)	(12)	(105)	(142)
Publishing	(92)	(160)	(99)	(176)
Corporate	–	(5)	–	(12)

Total Restructuring Costs	$(120)	$(174)	$(212)	$(327)

(c)	Adjusted OIBDA and Operating Income (Loss) for the three months and full year ended December 31, 2009, included a $104 million write-down to the net realizable value relating to a program licensed by Turner from Warner Bros. that the Company is attempting to re-license to a third party. The write-down of this licensed program was partially offset by $27 million of intercompany profits that have been eliminated in consolidation, resulting in a net charge to Time Warner of $77 million. Adjusted OIBDA and Operating Income (Loss) for the three months and full year ended December 31, 2008, included charges of $271 million and $281 million, respectively, taken in connection with a trial court judgment against Turner related to the 2004 sale of its winter sports teams.

Presented below is a discussion of Time Warner’s segments for the 2009 full year and fourth quarter. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
NETWORKS (Turner Broadcasting and HBO)
Full-Year Results
Revenues rose 5% ($549 million) to $11.7 billion, due primarily to 10% growth ($656 million) in Subscription revenues, partially offset by declines of 3% ($87 million) in Advertising revenues and 10% ($87 million) in Content revenues. The increase in Subscription revenues resulted mainly from higher rates at both Turner and HBO and international subscriber growth, as well as the consolidation of HBO Latin America Group (“HBO LAG”), partly offset by the negative impact of foreign exchange rates. Content revenues decreased due to lower ancillary sales of HBO original programming. Advertising revenues reflected a decline at Turner’s news networks, due largely to audience declines, in part tied to the impact of the 2008 election coverage, and weakened demand, as well as the negative impact of foreign exchange rates at Turner’s international entertainment networks.
Adjusted OIBDA rose 15% ($511 million) to $4.0 billion, reflecting revenue growth, the consolidation of HBO LAG and lower newsgathering and marketing expenses, partly offset by higher programming expenses. Programming expenses were up $316 million, due largely to the consolidation of HBO LAG and higher original programming costs at Turner, in part offset by lower sports programming costs at Turner. In addition, programming expenses included a fourth-quarter write-down of $104 million at Turner related to a licensed program. In 2008, Adjusted OIBDA included a charge of $281 million related to a trial court judgment against Turner involving the 2004 sale of its winter sports teams.
Operating Income grew 14% ($427 million) to $3.5 billion, due primarily to the increase in Adjusted OIBDA, partially offset by a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India, as well as higher amortization ($30 million) and depreciation ($23 million) expenses. Operating Income in 2008 included an $18 million noncash impairment of GameTap, an online video game business.
The 2009 seasons of True Blood, Hung, Big Love and Entourage ranked among the top six most watched in HBO’s history. HBO also won 21 Primetime Emmy Awards in 2009, the most of any TV network for the seventh straight year. At Turner, TNT’s Men of a Certain Age, Leverage and HawthoRNe ranked in the top five new original cable series among total viewers in 2009. TNT’s NBA coverage of the 2008-2009 season garnered the highest viewership in the network’s 26 years of airing the league’s games, and the current NBA season’s household ratings are up 20% over the previous year.
Fourth-Quarter Results
Revenues grew 4% ($120 million) to $3.1 billion, due to an 11% increase ($194 million) in Subscription revenues, in part offset by a 22% decline ($59 million) in Content revenues and a 4% decline ($37 million) in Advertising revenues. OIBDA rose 29% ($196 million) to $878 million. This increase partially reflected a charge of $271 million in the fourth quarter of 2008 in connection with a trial court judgment, partly offset by the $104 million write-down in 2009, both mentioned above. Operating Income increased 32% ($186 million) to $772 million.
FILMED ENTERTAINMENT (Warner Bros.)
Full-Year Results
Revenues decreased 3% ($332 million) to $11.1 billion, as a strong theatrical release slate including Harry Potter and the Half-Blood Prince, The Hangover, The Blind Side and Sherlock Holmes and higher television network licensing fees were more than offset by fewer home video releases and television syndication availabilities and lower video catalog performance. Also contributing to the decline was the unfavorable impact of foreign exchange rates.

Adjusted OIBDA climbed 21% ($252 million) to $1.5 billion, due to lower print and advertising costs, overhead savings and reduced restructuring charges ($37 million), partly offset by the impact of lower revenues and higher television production costs.
Operating Income increased 32% ($261 million) to $1.1 billion, due primarily to higher Adjusted OIBDA and lower amortization ($39 million).
In 2009, Warner Bros.’ films grossed $4.01 billion at the worldwide box office to break the industry record that Warner Bros. set in 2007 ($3.66 billion). Also in 2009, Warner Home Video continued at #1 in DVD sales, Blu-ray Disc sales, VOD and electronic sell-through. In addition, Warner Bros. was again the leading supplier to the domestic TV marketplace.
Fourth-Quarter Results
Revenues rose 7% ($207 million) to $3.3 billion, led by a strong theatrical release slate, including The Blind Side and Sherlock Holmes, higher home video revenues from the performances of Harry Potter and the Half-Blood Prince and The Hangover, and growth in games from the releases of LEGO Indiana Jones 2: The Adventure Continues and LEGO Rock Band. OIBDA climbed 41% ($153 million) to $524 million. Operating Income grew 61% ($165 million) to $436 million, due to higher OIBDA and lower amortization ($11 million) expenses.
PUBLISHING (Time Inc.)
Full-Year Results
Revenues declined 19% ($872 million) to $3.7 billion, resulting from decreases of 22% ($541 million) in Advertising revenues, 13% ($199 million) in Subscription revenues and 24% ($142 million) in Other revenues. The decline in Advertising revenues reflected mainly lower print revenues. Subscription revenues decreased, reflecting primarily lower domestic newsstand and magazine subscription sales and unfavorable foreign exchange rates at IPC. Other revenues declined, due mainly to the impact of the sale of Southern Living At Home in the third quarter of 2009, as well as lower revenues at Synapse.
Adjusted OIBDA decreased 42% ($327 million) to $452 million, resulting from lower revenues and higher pension expenses, in part offset by cost savings. The current and prior years’ results included restructuring charges of $99 million and $176 million, respectively.
In 2009, Operating Income of $246 million improved compared to the prior year Operating Loss of $6.6 billion, which included $7.2 billion of noncash impairment charges in the fourth quarter of 2008.
Time Inc. captured the top share of overall domestic advertising for 2009 at 20.0%, according to Publishers Information Bureau data. In December 2009, Time Inc. entered into an independent venture with four other major publishers to develop a new digital storefront and related technology to enable consumers to enjoy media content on portable digital devices.
Fourth-Quarter Results
Revenues declined 13% ($168 million) to $1.1 billion, including decreases of 12% ($79 million) in Advertising revenues, 28% ($62 million) in Other revenues and 6% ($24 million) in Subscription revenues. Adjusted OIBDA increased 27% ($33 million) to $157 million. The current and prior year quarters reflected restructuring charges of $92 million and $160 million, respectively. Fourth-quarter 2009 Operating Income was $79 million compared to an Operating Loss of $7.1 billion in the prior year quarter, due to the $7.2 billion of noncash impairment charges.

CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS
Full-Year Results
For the year ended December 31, 2009, the Company reported Net Income of $2.5 billion, or $2.07 per diluted common share. This compares to a 2008 Net Loss of $13.4 billion, or $11.23 per diluted common share.
Adjusted EPS was $1.83 for the year ended December 31, 2009, versus $1.42 for full-year 2008. Adjusted EPS increased in 2009 compared to 2008, due to higher Adjusted OIBDA, lower interest expense and the impact of a decline in the Company’s effective tax rate.
For the year ended December 31, 2009, the Company reported Income from Continuing Operations of $2.1 billion, or $1.74 per diluted common share. This compares to a Loss from Continuing Operations in 2008 of $5.1 billion, or $4.27 per diluted common share.
Fourth-Quarter Results
For the three months ended December 31, 2009, the Company reported Net Income of $627 million, or $0.53 per diluted common share. This compares to a Net Loss in the 2008 comparable quarter of $16.0 billion, or $13.41 per diluted common share.
Adjusted EPS was $0.55 for the fourth quarter ended December 31, 2009, compared to $0.19 in the fourth quarter of last year. The increase in Adjusted EPS reflected higher Adjusted OIBDA, lower interest expense and the impact of a lower effective tax rate.
For the three months ended December 31, 2009, the Company reported Income from Continuing Operations of $606 million, or $0.51 per diluted common share. This compares to a Loss from Continuing Operations in 2008’s fourth quarter of $6.5 billion, or $5.46 per diluted common share.
Discontinued operations included the operating results of Time Warner Cable Inc. and AOL Inc. for all periods presented. Specifically, 2009 discontinued operations reflected Net Income of $389 million for the full year and $21 million for the fourth quarter.
USE OF NON-GAAP FINANCIAL MEASURES
The Company utilizes Operating Income (Loss) before Depreciation and Amortization (“OIBDA”), among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using OIBDA excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as “Adjusted OIBDA”). OIBDA and Adjusted OIBDA are considered important indicators of the operational strength of the Company’s businesses. OIBDA eliminates the uneven effect across all business segments of noncash depreciation of tangible assets and amortization of certain intangible assets that were primarily recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on sales or dispositions of operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Adjusted EPS is considered an important indicator of the operational strength of the

Company’s businesses, as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted EPS, however, are that it does not reflect certain cash charges that affect the operating results of the Company’s businesses and that it involves judgment as to whether items affect fundamental operating performance. Also, a general limitation of Adjusted EPS is that it is not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items.
Free Cash Flow is Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
OIBDA, Adjusted OIBDA, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income (Loss), Diluted Income (Loss) per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
ABOUT TIME WARNER INC.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL
Time Warner Inc. issued a separate release today regarding its 2010 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 3, 2010. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	December 31,	December 31,
	2009	2008

		(recast)
ASSETS
Current assets
Cash and equivalents	$4,800	$1,099
Receivables, less allowances of $2,253 and $2,229	5,111	5,171
Inventories	1,779	1,842
Deferred income taxes	670	565
Prepaid expenses and other current assets	647	730
Current assets of discontinued operations	-	7,215

Total current assets	13,007	16,622

Noncurrent inventories and film costs	5,777	5,339
Investments, including available-for-sale securities	1,181	1,027
Property, plant and equipment, net	3,963	4,105
Intangible assets subject to amortization, net	3,068	3,195
Intangible assets not subject to amortization	7,836	7,728
Goodwill	29,795	30,267
Other assets	1,103	1,202
Noncurrent assets of discontinued operations	-	44,574

Total assets	$65,730	$114,059

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,897	$7,779
Deferred revenue	786	872
Debt due within one year	59	2,041
Current liabilities of discontinued operations	23	3,447

Total current liabilities	8,765	14,139

Long-term debt	15,357	19,855
Deferred income taxes	1,598	1,161
Deferred revenue	269	266
Other noncurrent liabilities	6,015	6,719
Noncurrent liabilities of discontinued operations	-	26,249

Equity
Common stock, $0.01 par value, 1.634 billion and 1.630 billion shares issued and 1.157 billion and 1.196 billion shares outstanding	16	16
Paid-in-capital	158,129	169,564
Treasury stock, at cost (477 million and 434 million shares)	(27,034)	(25,836)
Accumulated other comprehensive loss, net	(580)	(1,676)
Accumulated deficit	(97,148)	(99,780)

Total Time Warner Inc. shareholders’ equity	33,383	42,288
Noncontrolling interests (including $0 and $3,030 attributable to discontinued operations)	343	3,382

Total equity	33,726	45,670

Total liabilities and equity	$65,730	$114,059

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08

		(recast)		(recast)
Revenues:
Subscription	$2,271	$2,097	$8,859	$8,397
Advertising	1,471	1,592	5,161	5,798
Content	3,340	3,157	11,020	11,435
Other	238	315	745	886

Total revenues	7,320	7,161	25,785	26,516
Costs of revenues	(4,179)	(4,065)	(14,438)	(14,953)
Selling, general and administrative	(1,687)	(1,976)	(6,153)	(6,692)
Amortization of intangible assets	(76)	(93)	(319)	(356)
Restructuring costs	(120)	(174)	(212)	(327)
Asset impairments	(33)	(7,165)	(85)	(7,213)
Loss on sale of assets	-	-	(33)	(3)

Operating income (loss)	1,225	(6,312)	4,545	(3,028)
Interest expense, net	(253)	(327)	(1,155)	(1,325)
Other income (loss), net	(41)	(23)	(107)	(44)

Income (loss) from continuing operations before income taxes	931	(6,662)	3,283	(4,397)
Income tax benefit (provision)	(317)	142	(1,194)	(692)

Income (loss) from continuing operations	614	(6,520)	2,089	(5,089)
Discontinued operations, net of tax	21	(10,917)	428	(9,559)

Net income (loss)	635	(17,437)	2,517	(14,648)
Less Net (income) loss attributable to noncontrolling interests	(8)	1,405	(49)	1,246

Net income (loss) attributable to Time Warner Inc. shareholders	$627	$(16,032)	$2,468	$(13,402)

Amounts attributable to Time Warner Inc. shareholders:
Income (loss) from continuing operations	$606	$(6,523)	$2,079	$(5,094)
Discontinued operations, net of tax	21	(9,509)	389	(8,308)

Net income (loss)	$627	$(16,032)	$2,468	$(13,402)

Per share information attributable to Time Warner Inc. common shareholders:
Basic income (loss) per common share from continuing operations	$0.52	$(5.46)	$1.75	$(4.27)
Discontinued operations	0.02	(7.95)	0.33	(6.96)

Basic net income (loss) per common share	$0.54	$(13.41)	$2.08	$(11.23)

Average basic common shares outstanding	1,164.8	1,195.8	1,184.0	1,194.2

Diluted income (loss) per common share from continuing operations	$0.51	$(5.46)	$1.74	$(4.27)
Discontinued operations	0.02	(7.95)	0.33	(6.96)

Diluted net income (loss) per common share	$0.53	$(13.41)	$2.07	$(11.23)

Average diluted common shares outstanding	1,181.2	1,195.8	1,195.1	1,194.2

Cash dividends declared per share of common stock	$0.1875	$0.1875	$0.7500	$0.7500

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31,
(Unaudited; millions)

	2009	2008

		(recast)
OPERATIONS
Net income (loss)	$2,517	$(14,648)
Less Discontinued operations, net of tax	428	(9,559)

Net income (loss) from continuing operations	2,089	(5,089)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	998	1,026
Amortization of film and television costs	6,623	5,891
Asset impairments	85	7,213
Loss on investments and other assets, net	49	52
Equity in losses of investee companies, net of cash distributions	68	27
Equity-based compensation	175	192
Deferred income taxes	341	407
Changes in operating assets and liabilities, net of acquisitions	(7,043)	(5,655)

Cash provided by operations from continuing operations	3,385	4,064

INVESTING ACTIVITIES
Investments in available-for-sale securities	(4)	(19)
Investments and acquisitions, net of cash acquired	(745)	(713)
Capital expenditures	(561)	(684)
Investment proceeds from available-for-sale securities	50	13
Proceeds from the Special Dividend paid by Time Warner Cable Inc.	9,253	-
Other investment proceeds	249	131

Cash provided (used) by investing activities from continuing operations	8,242	(1,272)

FINANCING ACTIVITIES
Borrowings	3,583	33,184
Debt repayments	(10,051)	(34,731)
Proceeds from exercise of stock options	56	134
Excess tax benefit on stock options	1	3
Principal payments on capital leases	(20)	(17)
Repurchases of common stock	(1,158)	(332)
Dividends paid	(897)	(901)
Other financing activities	(57)	(4)

Cash used by financing activities from continuing operations	(8,543)	(2,664)

Cash provided by continuing operations	3,084	128

Cash provided by operations from discontinued operations	1,324	6,268
Cash used by investing activities from discontinued operations	(763)	(5,213)
Cash provided (used) by financing activities from discontinued operations	(5,255)	3,983
Effect of change in cash and equivalents of discontinued operations	5,311	(5,200)

Cash provided (used) by discontinued operations	617	(162)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	3,701	(34)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,099	1,133

CASH AND EQUIVALENTS AT END OF PERIOD	$4,800	$1,099

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited; millions)
Three Months Ended December 31, 2009

	Adjusted
	Operating		Amounts Related		Operating
	Income/(Loss)		to Securities		Income/(Loss)
	Before		Litigation &	Gains/(Losses)	Before
	Depreciation and	Asset	Government	From Asset	Depreciation and
	Amortization	Impairments	Investigations	Disposals	Amortization
Networks	$878	$-	$-	$-	$878
Filmed Entertainment	524	-	-	-	524
Publishing(a)	157	(33)	-	-	124
Corporate(b)	(78)	-	(9)	-	(87)
Intersegment eliminations	35	-	-	-	35

Total	$1,516	$(33)	$(9)	$-	$1,474

Three Months Ended December 31, 2008 (recast)

	Adjusted
	Operating		Amounts Related		Operating
	Income/(Loss)		to Securities		Income/(Loss)
	Before		Litigation &	Gains/(Losses)	Before
	Depreciation and	Asset	Government	From Asset	Depreciation and
	Amortization	Impairments	Investigations	Disposals	Amortization
Networks	$682	$-	$-	$-	$682
Filmed Entertainment	371	-	-	-	371
Publishing(a)	124	(7,165)	-	-	(7,041)
Corporate(b)	(71)	-	(8)	-	(79)
Intersegment eliminations	18	-	-	-	18

Total	$1,124	$(7,165)	$(8)	$-	$(6,049)

(a)	For the three months ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $33 million noncash impairment of certain fixed assets. For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs.

(b)	For the three months ended December 31, 2009 and 2008, Operating Loss before Depreciation and Amortization includes $9 million and $8 million, respectively, in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited; millions)
Year Ended December 31, 2009

	Adjusted
	Operating		Amounts Related		Operating
	Income/(Loss)		to Securities		Income/(Loss)
	Before		Litigation &	Gains/(Losses)	Before
	Depreciation and	Asset	Government	From Asset	Depreciation and
	Amortization	Impairments	Investigations	Disposals	Amortization
Networks(a)	$4,019	$(52)	$-	$-	$3,967
Filmed Entertainment(b)	1,480	-	-	(33)	1,447
Publishing(c)	452	(33)	-	-	419
Corporate(d)	(295)	-	(30)	-	(325)
Intersegment eliminations	35	-	-	-	35

Total	$5,691	$(85)	$(30)	$(33)	$5,543

Year Ended December 31, 2008 (recast)

	Adjusted
	Operating		Amounts Related		Operating
	Income/(Loss)		to Securities		Income/(Loss)
	Before		Litigation &	Gains/(Losses)	Before
	Depreciation and	Asset	Government	From Asset	Depreciation and
	Amortization	Impairments	Investigations	Disposals	Amortization
Networks(a)	$3,508	$(18)	$-	$(3)	$3,487
Filmed Entertainment	1,228	-	-	-	1,228
Publishing(c)	779	(7,195)	-	-	(6,416)
Corporate(d)	(315)	-	(21)	-	(336)
Intersegment eliminations	35	-	-	-	35

Total	$5,235	$(7,213)	$(21)	$(3)	$(2,002)

(a)	For the year ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India. For the year ended December 31, 2008, Operating Income before Depreciation and Amortization includes an $18 million noncash impairment of GameTap, an online video game business, as well as a $3 million loss on the completion of the sale of GameTap.

(b)	For the year ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.

(c)	For the year ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $33 million noncash impairment of certain fixed assets. For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $30 million noncash impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs.

(d)	For the year ended December 31, 2009 and 2008, Operating Loss before Depreciation and Amortization includes $30 million and $21 million, respectively, in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
TO OPERATING INCOME (LOSS)
(Unaudited; millions)
Three Months Ended December 31, 2009

	Operating
	Income/(Loss)
	Before
	Depreciation and			Operating
	Amortization	Depreciation	Amortization	Income/(Loss)
Networks	$878	$(90)	$(16)	$772
Filmed Entertainment	524	(40)	(48)	436
Publishing(a)	124	(33)	(12)	79
Corporate(b)	(87)	(10)	-	(97)
Intersegment eliminations	35	-	-	35

Total	$1,474	$(173)	$(76)	$1,225

Three Months Ended December 31, 2008 (recast)

	Operating
	Income/(Loss)
	Before
	Depreciation and			Operating
	Amortization	Depreciation	Amortization	Income/(Loss)
Networks	$682	$(85)	$(11)	$586
Filmed Entertainment	371	(41)	(59)	271
Publishing(a)	(7,041)	(33)	(23)	(7,097)
Corporate(b)	(79)	(11)	-	(90)
Intersegment eliminations	18	-	-	18

Total	$(6,049)	$(170)	$(93)	$(6,312)

(a)	For the three months ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $33 million noncash impairment of certain fixed assets. For the three months ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs.

(b)	For the three months ended December 31, 2009 and 2008, Operating Loss before Depreciation and Amortization includes $9 million and $8 million, respectively, in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
TO OPERATING INCOME (LOSS)
(Unaudited; millions)
Year Ended December 31, 2009

	Operating
	Income/(Loss)
	Before
	Depreciation and			Operating
	Amortization	Depreciation	Amortization	Income/(Loss)
Networks(a)	$3,967	$(349)	$(73)	$3,545
Filmed Entertainment(b)	1,447	(164)	(199)	1,084
Publishing(c)	419	(126)	(47)	246
Corporate(d)	(325)	(40)	-	(365)
Intersegment eliminations	35	-	-	35

Total	$5,543	$(679)	$(319)	$4,545

Year Ended December 31, 2008 (recast)

	Operating
	Income/(Loss)
	Before
	Depreciation and			Operating
	Amortization	Depreciation	Amortization	Income/(Loss)
Networks(a)	$3,487	$(326)	$(43)	$3,118
Filmed Entertainment	1,228	(167)	(238)	823
Publishing(c)	(6,416)	(133)	(75)	(6,624)
Corporate(d)	(336)	(44)	-	(380)
Intersegment eliminations	35	-	-	35

Total	$(2,002)	$(670)	$(356)	$(3,028)

(a)	For the year ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India. For the year ended December 31, 2008, Operating Income before Depreciation and Amortization includes an $18 million noncash impairment of GameTap as well as a $3 million loss on the completion of the sale of GameTap.

(b)	For the year ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.

(c)	For the year ended December 31, 2009, Operating Income before Depreciation and Amortization includes a $33 million noncash impairment of certain fixed assets. For the year ended December 31, 2008, Operating Loss before Depreciation and Amortization includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $30 million noncash impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs.

(d)	For the year ended December 31, 2009 and 2008, Operating Loss before Depreciation and Amortization includes $30 million and $21 million, respectively, in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED EPS TO
DILUTED INCOME PER COMMON SHARE FROM CONTINUING OPERATIONS
(Unaudited; millions, except for per share amounts)
Adjusted diluted income per common share from continuing operations (“Adjusted EPS”) is diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on sales or dispositions of operating assets, liabilities and investments; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items.
A reconciliation of Adjusted EPS to diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders and the related reconciliation of adjusted income from continuing operations attributable to Time Warner Inc. shareholders to income from continuing operations attributable to Time Warner Inc. shareholders are set forth below:

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08

		(recast)		(recast)
Amounts related to securities litigation and government investigations	$(9)	$(8)	$(30)	$(21)
Asset impairments	(33)	(7,165)	(85)	(7,213)
Loss on sale of assets	-	-	(33)	(3)

Impact on Operating Income	(42)	(7,173)	(148)	(7,237)

Investment losses, net	(20)	(38)	(21)	(60)
Amounts related to the separation of Time Warner Cable Inc.	8	(4)	14	(11)
Costs related to the separation of AOL Inc.	-	-	(15)	-
Share of equity investment gain on disposal of assets	-	-	-	30

Pretax impact	(54)	(7,215)	(170)	(7,278)
Income tax impact of above items	9	465	37	488
Tax items related to Time Warner Cable Inc.	-	(1)	24	(9)

After-tax impact	(45)	(6,751)	(109)	(6,799)
Noncontrolling interest impact	-	-	5	-

Impact of items affecting comparability on income from continuing operations	$(45)	$(6,751)	$(104)	$(6,799)

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$606	$(6,523)	$2,079	$(5,094)
Less Impact of items affecting comparability on income from continuing operations	(45)	(6,751)	(104)	(6,799)

Adjusted income from continuing operations	$651	$228	$2,183	$1,705

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$0.51	$(5.46)	$1.74	$(4.27)
Less Impact of items affecting comparability on diluted income per common share from continuing operations	(0.04)	(5.65)	(0.09)	(5.69)

Adjusted EPS	$0.55	$0.19	$1.83	$1.42

Average diluted common shares outstanding	1,181.2	1,198.8	1,195.1	1,200.7

TIME WARNER INC.
RECONCILIATION OF ADJUSTED EPS TO
DILUTED INCOME PER COMMON SHARE FROM CONTINUING OPERATIONS – (Continued)
(Unaudited; millions, except for per share amounts)
Amounts Related to Securities Litigation
The Company recognized legal reserves as well as legal and other professional fees related to the defense of various securities litigation totaling $9 million and $30 million for the three months and year ended December 31, 2009, respectively, and $8 million and $21 million for the three months and year ended December 31, 2008, respectively.
Asset Impairments
For the three months ended December 31, 2009, the Company recognized a $33 million noncash impairment of certain fixed assets at the Publishing segment. In addition, during the year ended December 31, 2009, the Company recorded a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India at the Networks segment.
During the year ended December 31, 2008, the Company recorded noncash impairments related to goodwill and identifiable intangible assets of $7.139 billion at the Publishing segment. The Company also recorded noncash impairments of $18 million related to GameTap, an online video game business, at the Networks segment and $30 million related to a sub-lease with a tenant that filed for bankruptcy in September 2008, $21 million related to Southern Living At Home, which was sold in the third quarter of 2009, and $5 million related to certain other asset write-offs at the Publishing segment.
Loss on Sale of Assets
For the year ended December 31, 2009, the Company recognized a $33 million loss on the sale of Warner Bros.’ Italian cinema assets. For the year ended December 31, 2008, the Company recorded a $3 million loss on the sale of GameTap at the Networks segment.
Investment Losses, Net
For the three months and year ended December 31, 2009, the Company recognized $20 million and $43 million, respectively, of miscellaneous net investment losses. In addition, for the year ended December 31, 2009, the Company recognized a $23 million impairment of the Company’s investment in Miditech Pvt. Limited, a programming production company in India, a $28 million gain on the sale of the Company’s investment in TiVo Inc. and a $17 million gain on the sale of the Company’s investment in Eidos plc (formerly Sci Entertainment Group plc) (“Eidos”).
For the three months and year ended December 31, 2008, the Company recognized $26 million and $12 million of miscellaneous investment losses, respectively. In addition, for the three months and year ended December 31, 2008, the Company recognized a $12 million and $38 million, respectively, impairment of the Company’s investment in Eidos and, for the year ended December 31, 2008, $10 million of losses resulting from market fluctuations in equity derivative instruments.
Amounts Related to the Separation of Time Warner Cable Inc. (“TWC”)
The Company incurred pretax direct transaction costs (e.g., legal and professional fees) related to the separation of TWC of $6 million for the year ended December 31, 2009 and $4 million and $11 million for the three months and year ended December 31, 2008, respectively, which have been reflected in other income (loss), net in the accompanying consolidated statement of operations. In addition, for the three months and year ended December 31, 2009, the Company recognized $8 million and $20 million, respectively, of other income related to the increase in the estimated fair value of Time Warner equity awards held by TWC employees.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED EPS TO
DILUTED INCOME PER COMMON SHARE FROM CONTINUING OPERATIONS – (Continued)
(Unaudited; millions, except for per share amounts)
Costs Related to the Separation of AOL Inc. (“AOL”)
During the year ended December 31, 2009, the Company incurred costs related to the separation of AOL of $15 million, which have been reflected in other income (loss), net in the accompanying consolidated statement of operations. These costs related to the solicitation of consents from debt holders to amend the indentures governing certain of the Company’s debt securities for the year ended December 31, 2009.
Share of Equity Investment Gain on Disposal of Assets
For the year ended December 31, 2008, the Company recognized $30 million as its share of a pretax gain on the sale of a Central European documentary channel by an equity method investee.
Income Tax Impact and Tax Items Related to TWC
The income tax impact reflects the estimated tax or tax benefit associated with each item affecting comparability. Such estimated taxes or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions. For the year ended December 31, 2009 and 2008, the Company also recognized approximately $24 million of tax benefits and $9 million of tax expense, respectively, attributable to the impact of certain state tax law changes on TWC net deferred tax liabilities.
Noncontrolling Interest Impact
The noncontrolling interest impact for the year ended December 31, 2009 of $5 million reflects the minority owner’s share of the tax provision related to changes in certain state tax laws.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS FROM CONTINUING OPERATIONS TO
FREE CASH FLOW
(Unaudited; millions)

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08

		(recast)		(recast)
Cash provided by operations from continuing operations	$661	$590	$3,385	$4,064
Add payments related to securities litigation and government investigations	9	8	30	21
Add external costs related to mergers, acquisitions, investments or dispositions	-	-	21	-
Add excess tax benefits on stock options	1	-	1	3
Less capital expenditures	(201)	(265)	(561)	(684)
Less principal payments on capital leases	(5)	(4)	(20)	(17)

Free Cash Flow(a)	$465	$329	$2,856	$3,387

(a)	Free Cash Flow is cash provided by operations from continuing operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, filmed entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks that provide programming; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; and Publishing: consisting principally of magazine publishing.
Changes in Basis of Presentation
The 2008 financial information has been recast so that the basis of presentation is consistent with that of the 2009 financial information. This recast reflects (i) the financial condition and results of operations of Time Warner Cable Inc. (“TWC”) and AOL Inc. (“AOL”) as discontinued operations for all periods presented, (ii) the adoption of recent accounting guidance pertaining to noncontrolling interests, (iii) the adoption of recent accounting guidance pertaining to participating securities and (iv) the 1-for-3 reverse stock split of the Company’s common stock that became effective on March 27, 2009.
AOL Separation from Time Warner
On July 8, 2009, the Company repurchased Google Inc.’s (“Google”) 5% interest in AOL for $283 million in cash, which amount included a payment in respect of Google’s pro rata share of cash distributions to Time Warner by AOL attributable to the period of Google’s investment in AOL. After repurchasing this stake, Time Warner owned 100% of AOL.
On December 9, 2009, the Company disposed of all of its shares of AOL common stock. The disposition was made pursuant to a separation and distribution agreement entered into on November 16, 2009 by Time Warner and AOL for the purpose of legally and structurally separating AOL from Time Warner (the “AOL Separation”). The AOL Separation was effected as a pro rata dividend of all shares of AOL common stock held by Time Warner in a spin-off to Time Warner stockholders.
With the completion of the AOL Separation, the Company disposed of its AOL segment in its entirety. Accordingly, the Company has presented the financial condition and results of operations of its former AOL segment as discontinued operations in the accompanying consolidated financial statements for all periods presented.
TWC Separation from Time Warner
On March 12, 2009, the Company disposed of all of its shares of TWC common stock. The disposition was made pursuant to a separation agreement entered into on May 20, 2008, among Time Warner, TWC and certain of their subsidiaries for the purpose of legally and structurally separating TWC from Time Warner (the “TWC Separation”).
With the completion of the TWC Separation, the Company disposed of its Cable segment in its entirety. Accordingly, the Company has presented the financial condition and results of operations of its former Cable segment as discontinued operations in the accompanying consolidated financial statements for all periods presented.
Noncontrolling Interests
On January 1, 2009, the Company adopted accounting guidance for noncontrolling interests in a consolidated subsidiary, including the accounting treatment upon the deconsolidation of a subsidiary. This guidance is being applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which are being applied retrospectively. As of December 31, 2009 and December 31, 2008, noncontrolling interests of $343 million and $3.382 billion, respectively, have been classified as a component of equity in the accompanying consolidated balance sheet. For the three and twelve months ended December 31, 2009, net income attributable to noncontrolling interests of $8 million and $49 million, respectively, and for the three and twelve months ended December 31, 2008, net loss attributable to noncontrolling interests of $1.405 billion

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
and $1.246 billion, respectively, are included in net income (loss) in the accompanying consolidated statement of operations. The Company’s adoption of this guidance did not affect earnings per share amounts in prior periods.
Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities
On January 1, 2009, the Company adopted, on a retrospective basis, accounting guidance which requires that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents (such as restricted stock units granted by the Company) be considered participating securities. Because the awards are participating securities, the Company is required to apply the two-class method of computing basic and diluted earnings per share. The Company’s adoption of this guidance did not affect earnings per share amounts in prior periods.
Note 2: INTERSEGMENT TRANSACTIONS
In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:
•	The Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment; and

•	The Networks and Publishing segments generating Advertising revenues by promoting the products and services of other Time Warner segments.
These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, affect segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses or assets recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not affect consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between Home Box Office, Inc. and Turner Broadcasting System, Inc. within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not affect segment results.
Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08

		(recast)		(recast)
Intersegment Revenues
Networks	$26	$24	$94	$96
Filmed Entertainment	129	131	613	534
Publishing	4	4	13	14

Total intersegment revenues	$159	$159	$720	$644

Note 3: FILMED ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES
Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Home video and electronic delivery of theatrical product revenues	$1,213	$1,152	$2,820	$3,320
Home video and electronic delivery of television product revenues	263	257	777	814